                             STOCKHOLDER AGREEMENT


                        AGREEMENT, dated as of April 9, 1997, among Tomkins Corporation, a Delaware corporation ("Parent"), E&W Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (the "Sub"), and Bessemer Capital Partners, L.P. (the "Stockholder").

                              W I T N E S S E T H:

                        WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Sub and Stant Corporation, a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which Sub will be merged with and into the Company (the "Merger");

                        WHEREAS, in furtherance of the Merger, Parent and the Company desire that as soon as practicable (and not later than five business days) after the announcement of the execution of the Merger Agreement, Sub shall commence a cash tender offer (the "Offer") to purchase at a price of $21.50 per share all outstanding shares of Common Stock (as defined in Section 1 hereof) including all of the Shares (as defined in Section 2 hereof) beneficially owned by the Stockholder; and

                        WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement;

                        NOW, THEREFORE, in consideration of the forego-ing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                        1. Definitions. For purposes of this Agree-ment:

                        (a) "Beneficially Own" or "Beneficial Owner-ship" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meaning of Section 13(d)(3) of the Exchange Act.

                        (b) "Common Stock" shall mean at any time the Common Stock, $.01 par value, of the Company.

                        (c) "Person" shall mean an individual, corpo-ration, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

                        (d) Capitalized terms used and not defined herein, and the term "takeover proposal," have the respective meanings ascribed to them in the Merger Agreement.

                        2.          Tender of Shares.

                        (a) In order to induce Parent and Sub to enter into the Merger Agreement, the Stockholder hereby agrees to validly tender (or cause the record owner of such shares to validly tender), and not to withdraw, pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer pursuant to Section 1.01 of the Merger Agreement and Rule 14d-2 under the Exchange Act, the number of shares of Common Stock set forth opposite the Stockholder's name on Schedule I hereto (the "Existing Shares", and together with any shares acquired by the Stockholder in any capacity after the date hereof and prior to the termination of this Agreement by means of purchase, dividend, distribution or in any other way, the "Shares"), all of which are Beneficially Owned by the Stockholder. The Stockholder hereby acknowledges and agrees that Parent's and Sub's obligation to accept for payment and pay for the Shares in the Offer, including the Shares Beneficially Owned by the Stockholder, is subject to the terms and conditions of the Offer.

                        (b) The Stockholder hereby permits Parent and Sub to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC) its identity and ownership of the Common Stock and the nature of its commitments, arrangements and understandings under this Agreement.

                        3. Option. In order to induce Parent and Sub to enter into the Merger Agreement, the Stockholder hereby grants to Sub an irrevocable option (a "Stock Option") to purchase the Shares (the "Option Shares") at an amount (the "Purchase Price") equal to $21.50 per Share. If (i) the Merger Agreement is terminated in accordance with Section 8.01(c) or
Section 8.01(d) or (ii) the Merger Agreement is terminated in accordance with
Section 8.01(b)(i) and (x) the Stockholder shall have breached the agreements set forth in Section 2(a) hereof or (y) at the time of such termination, the Minimum Tender Condition shall not have been satisfied, the Stock Option shall, in any such case, become exercisable, in whole or in part, upon the first to occur of any such event and remain exercisable in whole or in part until the date which is 120 days after the date of the occurrence of such event (the "120 Day Period"), so long as: (i) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), required for the purchase of the Option Shares upon such exercise shall have expired or been waived and (ii) there shall not be in effect any preliminary injunction or other order issued by any Governmental Entity prohibiting the exercise of the Stock Option pursuant to this Agreement; provided that if (i) all HSR Act waiting periods shall not have expired or been waived or (ii) there shall be in effect any such injunction or order, in each case on the expiration of the 120 Day Period, the 120 Day Period shall be extended until 5 business days after the later of (A) the date of expiration or waiver of all HSR Act waiting periods, and (B) the date of removal or lifting of such injunction or order. In the event that Sub wishes to exercise the Stock Option, Sub shall send a written notice (the "Notice") to the Stockholder identifying the place and date (not less than two nor more than 10 business days from the date of the Notice) for the closing of such purchase.

                        4.          Additional Agreements.

                        (a) Voting Agreement. The Stockholder shall, at any meeting of the holders of Common Stock, however called, or in connection with any written consent of the holders of Common Stock, vote (or cause to be voted) the Shares (if any) then held of record or Beneficially Owned by the Stockholder, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; and (ii) against any takeover proposal and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions set forth in Exhibit A to the Merger Agreement or set forth in Article VII of the Merger Agreement not being fulfilled.

                        (b) No Inconsistent Arrangements. The Stock-holder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, it shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares or any interest therein,
(ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein,
(iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Shares, (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

                        (c)         Grant of Irrevocable Proxy; Appointment of
Proxy.

                        (i) The Stockholder hereby irrevocably grants to, and appoints, Parent and George S. Pappayliou and Anthony J. Reading, or either of them, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares in favor of the various transactions contemplated by the Merger Agreement (the "Transactions") and against any takeover proposal.

                        (ii)  The Stockholder represents that any
proxies heretofore given in respect of the Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

                        (iii) The Stockholder understands and acknowl-edges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4(c) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

                        (d) No Solicitation. The Stockholder hereby agrees, in its capacity as a stockholder of the Company, that neither the Stockholder nor any of its subsidiaries or affiliates shall (and the Stockholder shall cause its officers, directors, partners, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any takeover proposal. The Stockholder will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any takeover proposal. The Stockholder will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials received by the Stockholder in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction. Any action taken by the Company or any member of the Board of Directors of the Company in accordance with Section 5.02 of the Merger Agreement shall be deemed not to violate this Section 4(d).

                        (e) Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

                        (f) Waiver of Appraisal Rights. The Stock-holder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have.

                        (g) Management Agreement. The Stockholder represents and warrants that it has the power to cause Bessemer Partners & Co. to terminate the Management Advisory Services Agreement, dated July 1, 1993, as amended (the "Management Agreement"), between the Company and Bessemer Partners & Co., as assignee, and agrees that upon and as of the earlier of the consummation of the Offer or the purchase of the Shares by Parent pursuant to the terms of this Agreement (the earlier of such events, the "Termination Date"), it will take all necessary action and execute all necessary documents, and cause its affiliates, including without limitation Bessemer Partners & Co., to take such actions and execute such documents as may be requested by Parent to terminate the Management Agreement. Upon termination of the Management Agreement, the Stockholder agrees that Bessemer Partners & Co. shall only be entitled to receive the pro rata por-tion through the Termination Date of the quarterly installment which would be payable to Bessemer Partners & Co. at the end of the calendar quarter in which the Termination Date occurs, any unpaid fees in respect of complete fiscal quarters ended prior to the Termination Date and no other fees thereunder.

                        5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

                        (a) Ownership of Shares. The Stockholder is the record and Beneficial Owner of the Existing Shares, as set forth on
Schedule I. On the date hereof, the Existing Shares constitute all of the Shares owned of record or Beneficially Owned by the Stockholder. The Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2, 3 and 4 hereof, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

                        (b) Power; Binding Agreement. The Stockholder has the corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

                        (c) No Conflicts. Except for filings under the HSR Act and the Exchange Act (i) no filing with, and no permit, authorization, consent or approval of, any

Governmental Entity for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and
(ii) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of any organizational documents applicable to the Stockholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of its properties or assets.

                        (d) No Liens. Except as permitted by this Agreement, the Existing Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for any such Liens or proxies arising hereunder.

                        (e) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

                        (f) Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

                        6. Representations and Warranties of Parent and Sub. Each of Parent and Sub hereby represents and warrants to the Stockholder as follows:

                        (a) Power; Binding Agreement. Parent and Sub each has the corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of Parent and Sub will not violate any other agreement to which either of them is a party. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a valid and binding agreement of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms.

                        (b)         No Conflicts.  Except for filings under
the HSR Act and the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by each of Parent and Sub, the consummation by each of Parent and Sub of the transactions contemplated hereby or compliance by each of Parent and Sub with any of the provisions hereof shall
(A) conflict with or result in any breach of any organizational documents applicable to either of Parent or Sub, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which either of Parent or Sub is a party or by which either of Parent or Sub or any of their properties or assets may be bound, or
(C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to either of Parent or Sub or any of their properties or assets.

                        7. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

                        8. Stop Transfer. The Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

                        9. Termination. Except as provided in Sec-tion 3 hereof, the covenants, agreements and proxy contained herein with respect to the Shares shall terminate upon the termination of the Merger Agreement in accordance with its terms.

                        10.         Miscellaneous.

                        (a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                        (b) Binding Agreement. This Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder's administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

                        (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Parent and Sub, provided that

Parent or Sub may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Sub of its obligations hereunder if such assignee does not perform such obligations.

                        (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

                        (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy (with a confirmation copy sent for next day delivery via courier service, such as Federal Express), or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

            If to the
            Stockholder:          Bessemer Capital Partners, L.P.
                                  630 Fifth Avenue
                                  New York, NY 10111
                                  Attention: Robert D. Lindsay
                                  Telephone No.: (212) 708-9217
                                  Telecopy No.: (212) 969-9032

            Copy to:              Cravath, Swaine & Moore
                                  825 Eighth Avenue
                                  New York, New York 10019
                                  Attention: Richard Hall
                                  Telephone No.: (212) 474-1293
                                  Telecopy No.: (212) 474-3700

            If to Parent
            or Sub:               Tomkins Corporation
                                  4801 Springfield Street
                                  Dayton, Ohio 45431
                                  Attention: George S. Pappayliou
                                  Telephone No.: (937) 253-7171
                                  Telecopy No.:  (937) 253-6436



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




            Copy to:              Tomkins PLC
                                  East Putney House
                                  84 Upper Richmond Road
                                  London SW15 2ST, England
                                  Attention: Richard N. Marchant
                                  Telephone No.: 44-181-877-4544
                                  Telecopy No.:44-181-877-9700

                                  and

                                  Skadden, Arps, Slate,
                                    Meagher & Flom LLP
                                  919 Third Avenue
                                  New York, New York  10022
                                  Attention:  David Fox
                                  Telephone No.:  (212) 735-3000
                                  Telecopy No.:   (212) 735-2000


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                        (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                        (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                        (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                        (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                        (j) No Third Party Beneficiaries. This Agree-ment is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

                        (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                        (l) Waiver of Jury Trial. Each party hereto hereby waives any right to a trial by jury in connection with any action, suit or proceeding brought in connection with this Agreement.

                        (m) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                        (n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

                        IN WITNESS WHEREOF, Parent, Sub and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.


                                  TOMKINS CORPORATION


                                  By: /s/ Simon M. Webber
                                     -----------------------------
                                  Name: Simon Webber
                                  Title: Power-of-Attorney


                                  E&W ACQUISITION CORP.


                                  By: /s/ Geoffrey D. Eaton
                                     -----------------------------
                                  Name: Geoffrey D. Eaton
                                  Title: Chief Executive Officer
                                         and President


                                  BESSEMER CAPITAL PARTNERS, L.P.

                                  By:  KYLIX PARTNERS, L.P.,
                                       its general partner

                                       By:  BELISARIUS CORPORATION,
                                            a general partner



                                  By: /s/ Robert D. Lindsay
                                     -----------------------------
                                  Name:  Robert D. Lindsay
                                  Title: President



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


                                   Schedule I




                                                        Number of Shares
    Name of Stockholder                                 Beneficially Owned
    -------------------                                 ------------------

    Bessemer Capital Partners, L.P.                     9,229,595 Shares



                                       15